UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2017

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37379	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On November 15, 2017, The One Group Hospitality, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named therein (the “Investors”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investors (the “Registered Offering”), an aggregate of 1,750,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), at an offering price of $1.50 per share, for gross proceeds of approximately $2,625,000 before deducting offering expenses. The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-203429) (the “Registration Statement”).

In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), the Company agreed to issue to the Investors who participated in the Registered Offering warrants (the “Warrants” and collectively with the Shares, the “Securities”) to purchase an aggregate of 875,000 shares of Common Stock at an exercise price of $1.63 per share. Each Warrant will be exercisable on the six month anniversary of the date of issuance and will expire on the fifth anniversary of the date that it became exercisable. The Warrants and the shares of our Common Stock issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), were not offered pursuant to the Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

On November 15, 2017, the Company entered into an agreement (the “Board Agreement”) with Argyle Street Management Limited (“ASM”), which entity, along with certain affiliates, was an Investor in the Offerings, pursuant to which the Company agreed that ASM shall have the right to designate one member to the Company’s board of directors (the “Board”), who shall initially be Mr. Kin Chan, for so long as ASM and its affiliates beneficially own at least 750,000 shares of Common Stock.

The foregoing summaries of the Purchase Agreement, the Warrants and the Board Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On November 15, 2017, the Company issued a press release announcing the Offerings. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Warrants and the shares of our Common Stock issuable upon the exercise thereof is incorporated herein by reference in this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 16, 2017, Nicholas Giannuzzi resigned from his position as a member of the Board. Mr. Giannuzzi’s resignation from the Board did not result from any disagreement with the Company on any matter relating to its operation, policies or practices.

Pursuant to the Board Agreement, on November 15, 2017, the Board appointed Mr. Chan as a Class II director, effective upon the closing of the Offerings, which occurred on November 17, 2017, with respect to ASM’s investment. In connection with his appointment to the Board, it is expected that Mr. Chan will be appointed to serve on the Board’s audit committee.

Except as noted herein, there are no transactions involving Mr. Chan that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Investor Warrant.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1	Form of Securities Purchase Agreement, dated as of November 15, 2017, by and among the Company and the Investors.
10.2	Letter Agreement Regarding Designee to Board of Directors, dated as of November 15, 2017, by and between the Company and Argyle Street Management Limited.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
99.1	Press Release of the Company, dated November 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2017	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Emanuel Hilario
	Name:	Emanuel Hilario
	Title:	Chief Executive Officer